Exhibit 10.3

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Laura Olson-Reyes
Vice President of Treasury and Investor Relations	Director of Corporate Communications
(702) 584-7995	(702) 584-7742
MCarlotti@ballytech.com	LOlson-reyes@ballytech.com

BALLY TECHNOLOGIES’ CFO ROBERT C. CALLER TO RETIRE; COMPANY NAMES NEIL P. DAVIDSON CHIEF FINANCIAL OFFICER

LAS VEGAS, August 12, 2010— Bally Technologies, Inc. (NYSE: BYI), a leader in games, systems, and server-based technology solutions for the global gaming industry, announced today that Robert C. Caller will retire as the Company’s Chief Financial Officer and that Neil P. Davidson has been promoted to Senior Vice President, Chief Financial Officer, and Corporate Treasurer.

Davidson joined Bally in 2006 as Vice President of Corporate Accounting, and was appointed Chief Accounting Officer (CAO) in May 2008. During his tenure, he has worked directly under Caller in assisting the Company to improve financial operations.

“Neil has done an outstanding job as Bally’s CAO, where he successfully led a number of initiatives to enhance management reporting, reduce costs, improve external reporting, and enhance our investor confidence,” said Richard M. Haddrill, Bally’s Chief Executive Officer. “Neil has been a key team member in driving operating margins and a strong balance sheet, and he has certainly earned this expanded role and promotion.”

Prior to joining the Company, Davidson served as the Vice President of Finance for Multimedia Games, Inc., a gaming and systems company. He began his career working in the Houston office of KPMG, a global firm that provides audit, tax, and advisory services. At KPMG, Davidson held numerous positions, ending his tenure as Audit Manager. Davidson is a Certified Public Accountant.

“I’m honored to have worked under Robert and assume the role of Bally’s CFO at such an exciting time in our Company’s 78-year history,” Davidson said. “Our games and systems product portfolio has never been richer and more cutting edge, and there is a tremendous amount of innovation currently under development. In addition, we are continuing to grow and expand into new markets, both in North America and globally, which provides tremendous opportunities for long-term growth.”

Caller joined Bally in April 2006 under a three-and-a-half year arrangement after a 30-year career with Ernst & Young. He agreed to extend the arrangement through fiscal 2010 to allow for this planned succession.  Caller will continue to assist the Company under a long-term consulting agreement and will play an active advisory role to support Davidson’s transition.  Caller’s activities under the consulting arrangement include evaluation of merger and acquisition opportunities, international infrastructure, investor relations, and internal audit activities.  Caller was also appointed to the Company’s Compliance Committee.

“Robert’s leadership was crucial in restoring financial confidence in Bally during a critical time in our history,” Haddrill said.  “In addition to directing significant improvements to our internal infrastructure, he also focused on building a great team and ensuring an appropriate internal succession plan.  This finance team includes Neil as well as Christine Taylor, our Vice President and Corporate Controller, and Mike Carlotti, our Vice President of Treasury and Investor Relations.  Robert has been a friend and business advisor for 21 years, and I fully expect that relationship with me and his Bally family to continue.”

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming-systems Company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742, or visit http://www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES —